NETSCAPE SOFTWARE

                               FINANCIAL AGREEMENT

                                November 4, 1999

The following software products will be offered to WordCruncher for purchase through the following financial agreement between three parties: WordCruncher, IBS and Access Graphics. This agreement will be in effect upon software order placement and will conclude upon final payment made by WordCruncher.

1. Netscape Software products be purchased for $268,068.72. Please see the IBS Quotation NAS201 dated 11/4/99.

2. WordCruncher will be extended a 40-day net purchase arrangement on the transaction. WordCruncher may pay prior to net 30 and receive a 1-% discount on the invoice amount. WordCruncher has the option of paying any amount of money upon order. The total amount payable on the invoice after the 40-day period will carry a 1-% carry fee per 30-day period.

3. WordCruncher may elect to pay the 1-% carry charge for a twelve-month period. On or before the 12th month, the total amount of the invoice must be paid in full.

4.       This transaction is final upon order.


/s/  D_____ S. Hoffler, Principal
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11/4/99